    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 1997



                                            REGISTRATION STATEMENT NO. 333-23135

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                            ------------------------


                   POST-EFFECTIVE AMENDMENT NO. 6 ON FORM S-4



                                       TO



                       REGISTRATION STATEMENT ON FORM S-1



                                     UNDER


                           THE SECURITIES ACT OF 1933


                            ------------------------


                        FLORIDA PANTHERS HOLDINGS, INC.


             (Exact name of registrant as specified in its charter)



              DELAWARE                                 7941                                65-0676005
   (State or other jurisdiction of         (Primary Standard Industrial          (I.R.S. Employer Identification
    incorporation or organization)          Classification Code Number)                      Number)
                                                                              RICHARD L. HANDLEY
                                                                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                                                        FLORIDA PANTHERS HOLDINGS, INC.
               450 EAST LAS OLAS BOULEVARD                                450 EAST LAS OLAS BOULEVARD
             FORT LAUDERDALE, FLORIDA 33301                             FORT LAUDERDALE, FLORIDA 33301
                     (954) 712-1300                                             (954) 712-1300
   (Address, including zip code, and telephone number,         (Name, address, including zip code, and telephone
                         including                            number, including area code, of agent for service)
 area code, of registrant's principal executive offices)


                            ------------------------


                                   Copies to:



                          STEPHEN K. RODDENBERRY, ESQ.


                       AKERMAN, SENTERFITT & EIDSON, P.A.


                       ONE S.E. THIRD AVENUE, 28TH FLOOR


                           MIAMI, FLORIDA 33131-1704


                                 (305) 374-5600

                            ------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.



    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]



    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


================================================================================

                                EXPLANATORY NOTE



     This Post-Effective Amendment No. 6 on Form S-4 is intended to convert the Registration Statement on Form S-1 (Regis. No. 333-23135) into a Registration Statement on Form S-4.

PROSPECTUS

[FLORIDA PANTHERS LOGO]
                                6,000,000 SHARES
                        FLORIDA PANTHERS HOLDINGS, INC.
                              CLASS A COMMON STOCK

                            ------------------------


     This Prospectus relates to an aggregate of 6,000,000 shares (the "Shares") of Class A common stock, par value $.01 per share ("Class A Common Stock"), of Florida Panthers Holdings, Inc. (the "Company"), which may be offered and issued from time to time by the Company in connection with future acquisitions of other businesses, properties or equity and/or debt securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus may also be used, with the Company's prior consent, by persons or entities (the "Selling Stockholders") who have received or will receive such shares in connection with such acquisitions and who wish to offer and sell such shares under circumstances requiring or making desirable its use and by certain donees of the Selling Stockholders.



     The Company has two classes of Common Stock: Class A Common Stock, which is offered hereby, and the Company's Class B common stock, par value $.01 per share ("Class B Common Stock"), which is currently owned by H. Wayne Huizenga, the Company's Chairman of the Board. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes, on all matters submitted to the Company's stockholders for approval. Accordingly, Mr. Huizenga, as the sole holder of the Class B Common Stock, is able to control the management and policies of the Company and substantially all the matters submitted to the Company's stockholders for approval, including the election of the directors. The shares of Class A Common Stock and Class B Common Stock are subject to certain National Hockey League ("NHL") requirements and restrictions with respect to ownership. In addition, unless otherwise permitted by the NHL, Mr. Huizenga is required to maintain voting control of the Company at all times. THE SHARES OF CLASS B COMMON STOCK WERE ISSUED TO MR. HUIZENGA SOLELY TO SATISFY THE CONTROL REQUIREMENTS OF THE NHL.



     The Class A Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "PAW." On November 28, 1997, the last reported sales price for the Class A Common Stock as reported by the NYSE was $18 13/16 per share.



     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               December   , 1997

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.



                               TABLE OF CONTENTS



                                                              PAGE
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
Available Information.......................................    2
The Company.................................................    3
Risk Factors................................................    5
Legal Matters...............................................    9
Experts.....................................................    9
Incorporation of Certain Documents by Reference.............    9



                             AVAILABLE INFORMATION



     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Class A Common Stock formerly traded on the Nasdaq National Market ("Nasdaq"). Information filed by the Company with Nasdaq may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006. As of July 11, 1997, the Class A Common Stock began trading on the NYSE. Information filed by the Company with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.



     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of Nasdaq and the NYSE referred to above.

                                  THE COMPANY


     The Company is a holding company with subsidiaries currently operating in two business segments: (i) leisure and recreation (the "Leisure and Recreation Business") and (ii) entertainment and sports (the "Entertainment and Sports Business"). The Company was formed in July 1996 and, upon the completion of its initial public offering and concurrent offering (the "Initial Offerings") in November 1996, continued the operations of the Panthers, a professional hockey team which has been a member of the NHL since 1993. Following completion of the Initial Offerings, the Company expanded into the Leisure and Recreation Business, through the ownership and operation of high-end destination luxury resorts, and diversified the Entertainment and Sports Business to include ice skating rink operations. The Company's current focus is on expanding the Leisure and Recreation Business. The primary elements of the Company's current business strategy include: (i) the development of capital projects (additional unit construction, recreational amenities and conference space) at its existing luxury resorts, (ii) the expansion of the core upscale clientele of the Leisure and Recreation Business, which will increase the Company's ability to cross-market other services to this customer base and (iii) the acquisition of other luxury resorts. In executing its business strategy, the Company continuously evaluates opportunities in other industries and businesses for potential strategic acquisitions where the Company believes it can leverage its competitive strengths and increase stockholder value.


     The Leisure and Recreation Business presently consists of the Company's ownership of the Boca Raton Resort and Club ("Boca Resort"), the Hyatt Regency Pier 66 Hotel and Marina ("Pier 66") and the Radisson Bahia Mar Beach Resort and Yachting Center ("Bahia Mar"), and its majority ownership interest in the Registry Hotel at Pelican Bay ("Registry Resort") (Boca Resort, Pier 66, Bahia Mar and Registry Resort are collectively referred to as the "Resort Facilities").


     Boca Resort is a destination luxury resort and private club fronting both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida. Boca Resort includes 963 luxury guest rooms, a 50,000 sq. ft. conference center, a separate 140,000 sq. ft. conference center currently under construction, a 25 slip marina, two 18 hole championship golf courses, a 30 court tennis club, five swimming pools, an indoor basketball court, two indoor racquetball courts, a fitness center, a half mile of private beach with various water sports facilities and 15 food and beverage sites ranging from five-star cuisine to beach side grills. Boca Resort has consistently been awarded the Readers' Award as one of the "Top 25 Hotels in North America" by Travel & Leisure magazine.

     Registry Resort is a luxury resort fronting the Gulf of Mexico in Naples, Florida, within a 90-minute drive of the east coast of South Florida. The Company currently owns approximately 78% of Registry Resort and has made offers to acquire the remaining 22%. Registry Resort includes 474 luxury guest rooms, a conference center, recreational areas, restaurant and retail outlets, a 15 court tennis facility and a nature reserve boardwalk, as well as water sports and other beach amenities. Registry Resort has received Mobile Travel Guide's Four Star Award, as well as AAA's Four Diamond Award, and has been cited by Conde Nast Traveler magazine as one of the best resorts in the United States.

     Pier 66 is a luxury resort and marina fronting the Intracoastal Waterway in Fort Lauderdale, Florida. Pier 66 includes 380 luxury guest rooms, a 142 slip marina, three swimming pools, meeting space and six restaurants and lounges. Pier 66 has received the Mobil Travel Guide's Four Star Award and AAA's Four Diamond Award.

     Bahia Mar is a resort and marina complex fronting the Atlantic Ocean in Fort Lauderdale, Florida. Bahia Mar includes 300 luxury guest rooms, a 350 slip marina, four tennis courts, meeting space and retail space. Bahia Mar has received the Mobil Travel Guide's Three Star Award and AAA's Three Diamond Award, as well as the 1995 Radisson President's Award and a City of Fort Lauderdale Community Appearance Award.

     The Company's Entertainment and Sports Business currently consists of the Company's hockey operations, arena development and management operations and ice skating rink operations. The Company's hockey operations consist of the ownership and operation of the Panthers. The Company's arena development and management operations involve the Broward County Arena, a new multi-purpose, state-of-the-art entertainment and sports facility in Broward County, Florida. Pursuant to an operating agreement between the Company and Broward County, upon completion of the Broward County Arena, the Company will manage and operate the Broward County Arena, where the Panthers will play their home games. The Company also owns approximately 78% of Decoma, the entity which operates the Miami Arena, the arena where the Panthers play their home games. The Company's ice skating rink activities consist of the operation of Incredible Ice, a twin-pad ice skating rink facility in Coral Springs, Florida, and Gold Coast, an ice skating rink facility in Pompano Beach, Florida.


     The Company was incorporated in Florida on July 3, 1996 and subsequently reincorporated in Delaware on November 17, 1997. In connection with the Initial Offerings, the Class A Common Stock began trading on Nasdaq on November 13, 1996 under the symbol "PUCK." On July 11, 1997, the Class A Common Stock began trading on the NYSE under the symbol "PAW." The NYSE ticker symbol was not affected by the reincorporation.


                              RECENT DEVELOPMENTS


     On November 26, 1997, the Company consummated the acquisition of the Rolling Hills Golf Course, which is located in Davie, Florida, for approximately $8.0 million in cash. The transaction will be accounted for under the purchase method of accounting.



     The Company's principal executive offices are located at 450 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 and its telephone number is (954) 712-1300.

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors, together with the other information contained in this Prospectus, in evaluating an investment in the shares of Class A Common Stock offered hereby. The following factors and other information set forth in this Prospectus contain certain forward-looking statements involving risks and uncertainties. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth in this section and elsewhere in this Prospectus.

HISTORY OF LOSSES OF THE PANTHERS AND UNCERTAINTY OF FUTURE RESULTS

     The Company and its subsidiaries have not generated any earnings to date and have incurred net losses of approximately $12.2 million, $10.3 million, $25.1 million, $15.4 million, $12.9 million and $937,000 during the three months ended September 30, 1997 and the years ended June 30, 1997, 1996, 1995 and 1994 and the seven months ended June 30, 1993, respectively. These losses were due primarily to the operations of the Panthers. Although the Company has moved into the high-end luxury resort business, which is generally more profitable than professional sports franchises, there can be no assurance that the Company will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis.

NEED FOR ADDITIONAL CAPITAL

     The Company's business may require substantial capital infusions on a continuing basis to finance operations and expansion. The Company's capital resources are used to meet operating expenses, satisfy the Company's debt and other obligations, expand the Company's existing resorts and acquire additional resorts. The Company believes that it has or can obtain sources of capital from additional borrowings or the sale of debt or equity securities, or some combination thereof to satisfy its capital requirements. In the event the Company cannot generate sufficient cash flow from its operations, or is unable to borrow or otherwise obtain additional funds to finance its operations, the Company's financial condition or results of operations could be materially adversely affected.

CHALLENGES OF INTEGRATING THE OPERATIONS OF THE RESORT FACILITIES

     The full benefits of the Company's acquisitions of the Resort Facilities will require the integration of each entity's administrative, finance and marketing organizations and the implementation of appropriate operational, financial and management systems and controls. There can be no assurance that the Company will be able to integrate the operations of the Resort Facilities successfully.

RISKS RELATING TO EXPANSION

     The Company may, as part of its growth strategy, consider making additional acquisitions of certain resort-related, sports-related or other types of businesses, as well as certain commercial properties, including properties which may be owned by Mr. Huizenga or his affiliates. The Company may make such acquisitions with cash or with stock or a combination thereof. If the Company does make any such acquisitions, various associated risks may be encountered, including potential dilution to the shares of Class A Common Stock then outstanding due to additional shares of Class A Common Stock or Class B Common Stock (collectively, the "Common Stock") being issued in connection with the acquisitions, incurrence or assumption of debt, possible goodwill amortization or additional depreciation on acquired property and equipment, diversion of management's attention, possible environmental and other regulatory costs and unanticipated problems or liabilities, some or all of which could have a material adverse effect on the Company's financial condition or results of operations.

CONTROL BY H. WAYNE HUIZENGA; VOTING RIGHTS


     The Company has two classes of common stock, the Class A Common Stock and the Class B Common Stock. The Company has issued shares of Class B Common Stock to Mr. Huizenga to satisfy certain control requirements of the NHL. In accordance with the NHL Constitution and Bylaws, a change in the controlling stockholder must be approved by the NHL. As such, Mr. Huizenga is required to maintain control of the Company unless the NHL approves the transfer of his controlling interests. The Class A Common Stock and the Class B Common Stock generally vote together on each matter submitted to the stockholders for approval. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes. Consequently, Mr. Huizenga, as the sole holder (holding 255,000 shares) of the Class B Common Stock, will be able to control the management and policies of the Company and the outcome of substantially all of the matters submitted to the stockholders for approval, including the election of directors.

     Neither the Company's charter nor its bylaws restrict the transfer of the Class B Common Stock. Accordingly, subject to the requirements of federal and state securities laws and the approval of the NHL, shares of Class B Common Stock may be owned by persons other than Mr. Huizenga. As a result, control of the Company may be transferred by Mr. Huizenga to other persons without the approval of the holders of Class A Common Stock and Mr. Huizenga may receive a control premium, which may be significant, in connection with such sale.

DEPENDENCE ON KEY PERSONNEL

     For the foreseeable future, the Company will be materially dependent upon the services of Mr. Huizenga. The loss of the services of Mr. Huizenga could have a material adverse effect on the Company. The Company does not carry key man life insurance on any of its officers.

SHARES OF CLASS A COMMON STOCK ELIGIBLE FOR FUTURE SALE


     All of the Company's currently issued and outstanding shares of Class A Common Stock were either issued in the prior registered public offerings or have been registered for resale, and thus are freely tradeable without restriction under the Securities Act, unless held by an affiliate of the Company. In addition, the Company has registered under the Securities Act (i) the 5,112,396 shares of the Class A Common Stock which have been issued or are issuable in connection with the acquisition of Boca Resort, (ii) 5,000,000 shares of the Class A Common Stock reserved for issuance under the Amended and Restated 1996 Stock Option Plan and (iii) 6,000,000 shares of Class A Common Stock registered hereunder which may be issued in connection with potential future acquisitions and resales thereof by the recipients. Shares so registered could be sold in the public market at any time. No predictions can be made as to the effect, if any, that market sales of shares of Class A Common Stock or the availability of the shares of Class A Common Stock for sale will have on the market price for shares of Class A Common Stock prevailing from time to time. Sales of substantial amounts of shares of Class A Common Stock in the public market could adversely affect the market price of the Class A Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities.


POSSIBLE VOLATILITY OF STOCK PRICE

     The trading price of the Company's Class A Common Stock could be subject to significant fluctuations in response to variations in quarterly results and other factors.

ABSENCE OF DIVIDENDS


     The Company does not intend to pay any cash or stock dividends with respect to its Common Stock in the foreseeable future. Furthermore, the Company's ability to declare or pay dividends on its Common Stock is limited by the provisions of the NHL Bylaws and is expected to be limited by the terms of a new credit facility which the Company is currently negotiating.


OPERATING RISKS RELATING TO THE RESORT FACILITIES

     The Resort Facilities are subject to all operating risks common to the resort and hotel industry. These risks include, among other things, over-building in the resort and hotel industry which adversely affects rates charged by the Resort Facilities; increases in operating costs due to inflation and other factors; dependence on tourism and weather conditions; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. Any of these factors could have a material adverse effect on the Company's financial condition or results of operations.

SEASONALITY OF THE RESORT BUSINESS

     The business of the Resort Facilities is generally seasonal. The Resort Facilities, each of which is located in South Florida, have historically experienced higher revenues and operating profits in the first and fourth quarters of each calendar year due to increased rates of occupancy and room rental rates during the winter months. This seasonality also results in higher operating costs during these quarters.

COMPETITION

     The resort and hotel industry is highly competitive. Competitive factors within the resort and hotel industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, name recognition and availability of alternative resort and hotel operations in local markets. Each of the Resort Facilities has a number of competitors. An increase in the number of competitive resort and hotel facilities in each of the Resort Facilities' respective markets could have a material adverse effect on the levels of occupancy and average room rates of each of the Resort Facilities. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand, improve or develop facilities in the markets in which the Resort Facilities compete, thereby adversely affecting the Company's resort and hotel operations.

     The Panthers compete for entertainment and sports dollars not only with other major league sports, but also with college athletics and other sports-related entertainment. During portions of its season, the Panthers experience competition from professional basketball (the Miami Heat), professional football (the Miami Dolphins) and professional baseball (the Florida Marlins). Mr. Huizenga currently controls the Miami Dolphins and the Florida Marlins. In addition, the colleges and universities in South Florida, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Panthers also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in South Florida. Additionally, the Panthers compete with other NHL and non-NHL teams, professional and otherwise, for available players.

CAPITAL EXPENDITURES RELATING TO THE RESORT FACILITIES

     The Resort Facilities have an ongoing need for routine renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. The cost of such capital improvements could have a material adverse effect on the Company's financial condition or results of operations. In addition, the Resort Facilities may require non-routine renovations in the future. Such renovations involve certain risks, including the possibility of environmental problems, the possibility that the Company will not have available cash to fund renovations or that financing for renovations will not be available on favorable terms, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other resorts, hotels and alternative lodging facilities.

ENVIRONMENTAL MATTERS

     The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances, as well as contamination from such hazardous or toxic substances, on, under or in such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Liability extends to those persons arranging for the disposal of hazardous or toxic substances. Environmental laws and regulations also impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated thereon, and these restrictions may require certain expenditures. In connection with the ownership of its properties, the Company may be liable for any such costs. The costs of complying with environmental laws and of defending against claims of liability arising therefrom could have a material adverse effect on the Company's financial condition and results of operations.

LOSSES IN EXCESS OF RESORT FACILITIES' INSURANCE COVERAGE; LIMITATIONS OF INSURANCE FOR THE PANTHERS

     The Company maintains comprehensive insurance on the Resort Facilities, including liability, fire and extended coverage, in the types and amounts customarily obtained by an owner and operator in the resort and hotel industry. Nevertheless, there are certain types of losses, generally of a catastrophic nature, that may be uninsurable or not economically insurable. The Company will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on the Resort Facilities at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a loss, would not be sufficient to pay the full current market value or current replacement value of the Company's lost investment and the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to the Resort Facilities.

     The Panthers maintain disability insurance for certain highly compensated players, which insurance provides for up to 80% salary reimbursement after the player misses 30 consecutive regular season games due to injury. In the event an injured player is not insured or disability insurance does not cover the entire amount of the injured player's salary, the Company may be obligated to pay all or a portion of the injured player's salary.

UNCERTAINTIES OF INCREASES IN THE PANTHERS' PLAYERS' SALARIES

     Players' salaries in the NHL have increased significantly over the last three seasons. The NHL Collective Bargaining Agreement is designed, in part, to control the future rate of increase in players' salaries. However, there can be no assurance that the rate of increase in players' salaries will be effectively controlled. Significant increases in players' salaries could have a material adverse effect on the Company's financial condition or results of operations.

NHL MEMBERSHIP -- POTENTIAL LIABILITIES AND OWNERSHIP RESTRICTIONS

     Because the NHL is a joint venture, the Panthers and other members of the NHL are generally jointly and severally liable for the debts and obligations of the league. Any failure of other members of the NHL to pay their pro rata share of any such debt or obligation could adversely affect the Panthers. In addition, the Panthers and their personnel are bound by a number of rules, regulations and agreements, including, but not limited to, the Constitution and Bylaws of the NHL, national television contracts and the NHL Collective Bargaining Agreement.

     The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring Class A Common Stock and affect the value of such Class A Common Stock. In general, any acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding a 5% or more interest in the Company will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL.

DEVELOPMENT AND OPERATION OF THE BROWARD COUNTY ARENA


     In June 1996, the Company entered into an agreement with Broward County to develop the Broward County Arena. Construction projects, such as the development of a new arena, entail significant risks, including regulatory and licensing requirements, shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interferences, unanticipated cost increases and challenges from local residents. Under the agreement with Broward County, the Company will be responsible for all costs relating to the development of the Broward County Arena in excess of $184.7 million. There can be no assurance that the Company can successfully develop the Broward County Arena or that costs associated with the development of the Broward County Arena will not exceed the $184.7 million budget. Although the Company anticipates that the Broward County Arena will be completed in time for the 1998-99 season, there can be no assurance that the Broward County Arena will be completed within the contemplated time frame.

                                 LEGAL MATTERS


     The validity of shares of the Class A Common Stock offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys at Akerman, Senterfitt & Eidson, P.A. own shares of Class A Common Stock.

                                    EXPERTS


     The audited financial statements of the Florida Panthers Holdings, Inc. as of June 30, 1997, and 1996 and for each of the three years in the period ended June 30, 1997; the audited financial statements of 2301 Ltd. as of December 31, 1996 and the year then ended; the audited financial statements of Rahn Bahia Mar, Ltd. as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995 and the period from inception (June 28, 1994) to December 31, 1994; the audited financial statements of Coral Springs Ice, Ltd. as of December 31, 1996 and for the period from inception (February 26, 1996) to December 31, 1996 and the audited financial statements of LeHill Partners L.P. and consolidated entities as of December 31, 1996 and for the year then ended incorporated by reference into this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, in reliance upon the authority of said firm as experts in giving said reports.



     The audited financial statements of 2301 SE 17th St. Ltd. as of December 31, 1995, and for each of the years in the two year period ended December 31, 1995, have been incorporated by reference into this Prospectus and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.



     The financial statements of the Boca Raton Hotel and Club Limited Partnership as of December 31, 1996 and for the year then ended incorporated by reference into this Prospectus and the Registration Statement have been so incorporated in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.



     The financial statements of Boca Raton Hotel and Club Limited Partnership at December 31, 1995, and for each of the two years in the period ended December 31, 1995 incorporated by reference into this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon, and are given upon the authority of such firm as experts in accounting and auditing.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     The following documents, which have been filed by the Company with the Commission are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, which was filed with the Commission on September 29, 1997, as amended on Form 10-K/A filed October 14, 1997; (ii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 1997, specifically including the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997, which was filed with the Commission on November 14, 1997, the Company's Current Reports on Form 8-K dated June 26, 1997, August 13, 1997 and November 17, 1997, which were filed with the Commission on July 1, 1997, August 27, 1997 and November 17, 1997, respectively, and the Company's amended Current Report on Form 8-K/A dated August 13, 1997 and filed October 27, 1997; (iii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated and filed with the Commission on July 10, 1997; (iv) and the Company's Post-Effective Amendment No. 5 to Registration Statement on Form S-1 filed November 17, 1997 (Regis. No. 333-23135).



     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



     The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.



     THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO RICHARD L. HANDLEY, SECRETARY, FLORIDA PANTHERS HOLDINGS, INC., 450 EAST LAS OLAS BOULEVARD, FORT LAUDERDALE, FLORIDA 33301, TELEPHONE: (954) 712-1300.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Delaware General Corporation Law. Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of is or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL, as the same exists or may be amended. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.


     The Company's Bylaws provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director or officer who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the written request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such director or officer.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     (a) Exhibits.


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  2.1     --   Exchange Agreement dated October 25, 1996 by and between the
               Company and H. Wayne Huizenga.*
  2.2     --   Purchase Agreement dated October 25, 1996 by and between
               Decoma Investment, Inc. II and Decoma Investment, Inc. III.*
  2.3     --   Partnership Exchange Agreement dated October 25, 1996 by and between Florida Panthers Hockey Club, Ltd. and H. Wayne
               Huizenga.*
  2.4     --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Iceland
               (Coral Springs) Corp., Iceland Holdings, Inc. and Brian
               Brisbin.**
  2.5     --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Brisbin Brook
               Beynon, Architects and Brian Brisbin.**
  2.6     --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc. and Brian
               Brisbin.**
  2.7     --   Exchange Agreement (Hyatt Regency Pier 66), dated as of
               December 22, 1996.***
  2.8     --   Exchange Agreement (Radisson Bahia Mar), dated as of
               December 22, 1996.***
  2.9     --   Amended and Restated Contribution and Exchange Agreement,
               dated as of March 20, 1997, by and among Florida Panthers
               Holdings, Inc., Panthers BRHC Limited, Boca Raton Hotel and
               Club Limited Partnership, BRMC, L.P. and BRMC
               Corporation.****
  2.10    --   Merger Agreement, dated July 8, 1997, by and among the
               Company, FPH/RHI Merger Corp., Inc., ResortHill, Inc. and
               Gary V. Chensoff.*****
  2.11    --   Agreement and Plan of Merger dated as of November 17, 1997, by and among the Company and Florida Panthers Holdings,
               Inc., a Delaware corporation.****
  3.1     --   Certificate of Incorporation of the Company.****
  3.2     --   By-Laws of the Company.****
  4.1     --   Amended and Restated Loan Agreement, dated June 25, 1997,
               among Panthers BRHC Limited, the banks listed on the
               signature page thereto and the Bank of Nova Scotia.*****
  5.1     --   Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
               the Company. (previously filed)
 10.1     --   Broward County Arena License Agreement, dated as of June 4,
               1996, by and between Florida Panthers Hockey Club, Ltd.,
               Arena Operating Company, Ltd., and Broward County, Florida.*
 10.2     --   Broward County Arena Operating Agreement, dated as of June
               4, 1996, by and between Arena Operating Company, Ltd. and
               Broward County, Florida.*
 10.3     --   Amendment and Clarification to Operating Agreement and
               License Agreement, dated as of June 4, 1996, by and between
               Florida Panthers Hockey Club, Ltd., Arena Operating Company,
               Ltd. and Broward County, Florida.*
 10.4     --   Broward County Arena Development Agreement, dated as of June
               4, 1996, by and between Arena Development Company, Ltd. and
               Broward County, Florida.*
 10.5     --   Employment Agreement by and between William A. Torrey and
               the Company.*
 10.6     --   Management Agreement by and between the Company and Huizenga
               Holdings, Inc.*
 10.7     --   Miami Arena Contract, dated as of October 10, 1986, as
               amended, by and between Miami Sports and Exhibition
               Authority and Decoma Miami Associates, Ltd.*
 10.8     --   First Amendment to Miami Arena Contract and Agreement, dated as of December 13, 1990, by and between Miami Sports and
               Exhibition Authority and Decoma Miami Associates, Ltd.*
 10.9     --   Arena Management Agreement, dated as of October 10, 1986, by and between Decoma Venture and Facility Management and
               Marketing (predecessor to Leisure Management
               International).*
 10.10    --   Amended and Restated 1996 Stock Option Plan.****
 10.11    --   Concession Agreement, dated as of April 4, 1995, as amended, by and between City of Coral Springs, Florida and Can Am
               Investment Group, Inc.**
 10.12    --   Assignment of Concession Agreement, dated as of January 31,
               1997, by and between Coral Springs Ice, Ltd. and Florida
               Panthers Holdings, Inc.**
 10.13    --   Hotel Management Agreement (Pier 66), by and between 2301 SE
               17th St., Ltd. and Rahn Pier Mgt., Inc.***

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.14    --   Hotel Management Agreement (Bahia Mar), by and between 2301
               Rahn Bahia Mar, Ltd. and Rahn Bahia Mar Mgmt., Inc.***
 21.1     --   Subsidiaries of the Company.******
 23.1     --   Consent of Arthur Andersen LLP.
 23.2     --   Consent of KPMG Peat Marwick LLP.
 23.3     --   Consent of Price Waterhouse LLP.
 23.4     --   Consent of Ernst & Young LLP.
 23.5     --   Consent of Akerman, Senterfitt & Eidson, P.A. (included in its opinion previously filed as Exhibit 5.1).
 24.1     --   Powers of Attorney. (previously filed)


---------------

     * Incorporated by reference to the Company's Registration Statement on Form S-1 -- SEC File No. 333-12191
     ** Incorporated by reference to the Company's Current Report on Form 8-K filed on February 18, 1997 -- SEC File No. 0-21435
   *** Incorporated by reference to the Company's Definitive Consent
       Solicitation Statement filed on March 4, 1997 -- SEC File No. 0-21435 **** Incorporated by reference to the Company's Registration Statement on Form
       S-4 -- SEC File 333-28951
 ***** Incorporated by reference to the Company's Registration Statement on Form
       S-1 -- SEC File No. 333-30925
****** Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 -- SEC File No. 1-13173


ITEM 22.  UNDERTAKINGS


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.



     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 6 on Form S-4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 1st day of December, 1997.


                                          Florida Panthers Holdings, Inc.

                                          By:     /s/  WILLIAM M. PIERCE
                                            ------------------------------------
                                            William M. Pierce
                                            Senior Vice President and Chief
                                              Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 6 on Form S-4 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                          *                            Chairman of the Board        December 1, 1997
-----------------------------------------------------    (Principal Executive
                  H. Wayne Huizenga                      Officer)

                          *                            Vice Chairman of the Board   December 1, 1997
-----------------------------------------------------
                  Richard C. Rochon

                          *                            President and Director       December 1, 1997
-----------------------------------------------------
                  Richard H. Evans

                /s/ WILLIAM M. PIERCE                  Senior Vice President and    December 1, 1997
-----------------------------------------------------    Chief Financial Officer
                  William M. Pierce                      (Principal Financial
                                                         Officer)

                /s/ STEVEN M. DAURIA                   Vice President and           December 1, 1997
-----------------------------------------------------    Corporate Controller
                  Steven M. Dauria                       (Principal Accounting
                                                         Officer)

                /s/ STEVEN R. BERRARD                  Director                     December 1, 1997
-----------------------------------------------------
                  Steven R. Berrard

               /s/ DENNIS J. CALLAGHAN                 Director                     December 1, 1997
-----------------------------------------------------
                 Dennis J. Callaghan

                 /s/ MICHAEL S. EGAN                   Director                     December 1, 1997
-----------------------------------------------------
                   Michael S. Egan

                   /s/ CHRIS EVERT                     Director                     December 1, 1997
-----------------------------------------------------
                     Chris Evert

                /s/ HARRIS W. HUDSON                   Director                     December 1, 1997
-----------------------------------------------------
                  Harris W. Hudson

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                          *                            Director                     December 1, 1997
-----------------------------------------------------
               George D. Johnson, Jr.

                  /s/ HENRY LATIMER                    Director                     December 1, 1997
-----------------------------------------------------
                    Henry Latimer

              *By: /s/ STEVEN M. DAURIA
  ------------------------------------------------
                  Steven M. Dauria
                  Attorney-in-Fact

                                 EXHIBIT INDEX



EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  2.1     --   Exchange Agreement dated October 25, 1996 by and between the
               Company and H. Wayne Huizenga.*
  2.2     --   Purchase Agreement dated October 25, 1996 by and between
               Decoma Investment, Inc. II and Decoma Investment, Inc. III.*
  2.3     --   Partnership Exchange Agreement dated October 25, 1996 by and between Florida Panthers Hockey Club, Ltd. and H. Wayne
               Huizenga.*
  2.4     --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Iceland
               (Coral Springs) Corp., Iceland Holdings, Inc. and Brian
               Brisbin.**
  2.5     --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Brisbin Brook
               Beynon, Architects and Brian Brisbin.**
  2.6     --   Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc. and Brian
               Brisbin.**
  2.7     --   Exchange Agreement (Hyatt Regency Pier 66), dated as of
               December 22, 1996.***
  2.8     --   Exchange Agreement (Radisson Bahia Mar), dated as of
               December 22, 1996.***
  2.9     --   Amended and Restated Contribution and Exchange Agreement,
               dated as of March 20, 1997, by and among Florida Panthers
               Holdings, Inc., Panthers BRHC Limited, Boca Raton Hotel and
               Club Limited Partnership, BRMC, L.P. and BRMC
               Corporation.****
  2.10    --   Merger Agreement, dated July 8, 1997, by and among the
               Company, FPH/RHI Merger Corp., Inc., ResortHill, Inc. and
               Gary V. Chensoff.*****
  2.11    --   Agreement and Plan of Merger dated as of November 17, 1997, by and among the Company and Florida Panthers Holdings,
               Inc., a Delaware corporation.****
  3.1     --   Certificate of Incorporation of the Company.****
  3.2     --   By-Laws of the Company.****
  4.1     --   Amended and Restated Loan Agreement, dated June 25, 1997,
               among Panthers BRHC Limited, the banks listed on the
               signature page thereto and the Bank of Nova Scotia.*****
  5.1     --   Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
               the Company. (previously filed)
 10.1     --   Broward County Arena License Agreement, dated as of June 4,
               1996, by and between Florida Panthers Hockey Club, Ltd.,
               Arena Operating Company, Ltd., and Broward County, Florida.*
 10.2     --   Broward County Arena Operating Agreement, dated as of June
               4, 1996, by and between Arena Operating Company, Ltd. and
               Broward County, Florida.*
 10.3     --   Amendment and Clarification to Operating Agreement and
               License Agreement, dated as of June 4, 1996, by and between
               Florida Panthers Hockey Club, Ltd., Arena Operating Company,
               Ltd. and Broward County, Florida.*
 10.4     --   Broward County Arena Development Agreement, dated as of June
               4, 1996, by and between Arena Development Company, Ltd. and
               Broward County, Florida.*
 10.5     --   Employment Agreement by and between William A. Torrey and
               the Company.*
 10.6     --   Management Agreement by and between the Company and Huizenga
               Holdings, Inc.*
 10.7     --   Miami Arena Contract, dated as of October 10, 1986, as
               amended, by and between Miami Sports and Exhibition
               Authority and Decoma Miami Associates, Ltd.*
 10.8     --   First Amendment to Miami Arena Contract and Agreement, dated as of December 13, 1990, by and between Miami Sports and
               Exhibition Authority and Decoma Miami Associates, Ltd.*
 10.9     --   Arena Management Agreement, dated as of October 10, 1986, by and between Decoma Venture and Facility Management and
               Marketing (predecessor to Leisure Management
               International).*
 10.10    --   Amended and Restated 1996 Stock Option Plan.****
 10.11    --   Concession Agreement, dated as of April 4, 1995, as amended, by and between City of Coral Springs, Florida and Can Am
               Investment Group, Inc.**
 10.12    --   Assignment of Concession Agreement, dated as of January 31,
               1997, by and between Coral Springs Ice, Ltd. and Florida
               Panthers Holdings, Inc.**
 10.13    --   Hotel Management Agreement (Pier 66), by and between 2301 SE
               17th St., Ltd. and Rahn Pier Mgt., Inc.***

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.14    --   Hotel Management Agreement (Bahia Mar), by and between 2301
               Rahn Bahia Mar, Ltd. and Rahn Bahia Mar Mgmt., Inc.***
 21.1     --   Subsidiaries of the Company.******
 23.1     --   Consent of Arthur Andersen LLP.
 23.2     --   Consent of KPMG Peat Marwick LLP.
 23.3     --   Consent of Price Waterhouse LLP.
 23.4     --   Consent of Ernst & Young LLP.
 23.5     --   Consent of Akerman, Senterfitt & Eidson, P.A. (included in its opinion previously filed as Exhibit 5.1).
 24.1     --   Powers of Attorney. (previously filed)


---------------

     * Incorporated by reference to the Company's Registration Statement on Form S-1 -- SEC File No. 333-12191
     ** Incorporated by reference to the Company's Current Report on Form 8-K filed on February 18, 1997 -- SEC File No. 0-21435
   *** Incorporated by reference to the Company's Definitive Consent
       Solicitation Statement filed on March 4, 1997 -- SEC File No. 0-21435 **** Incorporated by reference to the Company's Registration Statement on Form
       S-4 -- SEC File 333-28951
 ***** Incorporated by reference to the Company's Registration Statement on Form
       S-1 -- SEC File No. 333-30925
****** Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 -- SEC File No. 1-13173